Exhibit 99.2

For Immediate Release Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy’s Holdings, Inc. Announces Preliminary Fourth Quarter 2014 Sales Results
-Chuy’s Management to Present at Two Investor Conferences in January-

Austin, TX - January 12, 2015 - In advance of its presentation this week at the ICR XChange Investor Conference, Chuy’s Holdings, Inc. (the “Company”) (NASDAQ: CHUY) today announced preliminary unaudited sales results for its fourth quarter and fiscal year ended December 28, 2014.

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For the fourth quarter of 2014, total revenues were $61.8 million, an increase of 21.6% compared to total revenues of $50.8 million in the fourth quarter of 2013. Total revenues for fiscal year 2014 were $245.1 million, an increase of 19.9% compared to total revenues of $204.4 million for fiscal year 2013.

•	The Company’s comparable restaurant sales increased 3.8% during the fourth quarter of 2014 and increased 3.3% for fiscal year 2014.

Based upon these preliminary sales results, the Company is reaffirming its 2014 diluted net income per share guidance range of $0.67 to $0.69 for fiscal year 2014, which implies diluted net income per share of $0.12 to $0.14 for the fourth quarter of 2014.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc., stated, “Our preliminary results reflect strong performance from our core business, including our 18th straight quarter of comparable restaurant sales growth and strong average unit volume and restaurant level profit margins from stores in our comparable restaurant base. We continue to focus on our non-comparable restaurants, and have put initiatives into place that we believe will positively impact their long-term performance. We’ve also reevaluated our real estate strategy, which we believe will allow us to more productively grow our geographical footprint and take advantage of the development opportunity that lies ahead.”
Preliminary results remain subject to the completion of normal quarter-end and year-end accounting procedures and adjustments and are subject to change. The Company currently expects to release financial and operating results for its fourth quarter and fiscal year ended December 28, 2014 in early March.

Conference Participation in January
The Company will present at two investor conferences in January.
On Tuesday, January 13, 2015, the Company will present at the 17th Annual ICR XChange Conference at the Grande Lakes Orlando Resort in Florida. Chuy’s presentation will be begin at 9:30 AM ET. The presentation will be webcast live and archived on the Chuy’s website. To access the webcast and a copy of the presentation to be used during the conference, please visit www.chuys.com under the tab Investor Relations. Webcast is also available directly through the ICR XChange website at www.icrxchange.com
On Wednesday, January 21, 2015, the Company will also participate in a fireside chat discussion at Jefferies 4th Annual Winter Consumer Summit at the Ritz-Carlton Bachelor Gulch in Avon, Colorado.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 59 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Definition of Comparable Restaurant Sales
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Forward-Looking Statements
Statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the sales at the Company's restaurants, changes in restaurant development or operating costs, such as food and labor, general and administrative expenses, or the Company’s effective tax rate, conditions beyond the Company's control such as weather, natural disasters, disease outbreaks and other factors disclosed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements except as required by law.